EXHIBIT 10.1

Joint Development Agreement

This Joint Development Agreement (this "Agreement") is made and entered into as of this 19th day of May, 2025 (the "Effective Date"), by and between:

1.	Verde Resources, Inc.

A corporation duly incorporated under the laws of Nevada, USA with its registered office located at 8112 Maryland Ave., Suite 400, St. Louis, Missouri 63105, on behalf of itself and its Subsidiaries ("Verde" or "VRDR").

2.	C-Twelve Pty Ltd. ACN 639 066 783

A corporation duly incorporated under the laws of Western Australia, with its principal office located at 62-64 Wittenberg Drive, Canning Vale, WA 6155, Australia, on behalf of itself and its Affiliates ("C-Twelve" or "C12").

AGREED TERMS

1.	DEFINITIONS AND INTERPRETATION

1.1.	Definitions

In this agreement:

Affiliate means, with respect to a specified entity, any entity that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control With the entity specified, and shall include, without limitation, any entity that is now, or during the Term of this Agreement becomes, a subsidiary of C-Twelve, the parent company of C-Twelve, or a subsidiary of such parent company.

Agreed Rate means the overdraft interest rate charged by C-Twelve’s bank Limited from time to time plus 2% calculated on daily rests from the due date to the date of payment.

C12 Plus means the combination of C12 S24, water and a compatible Binding Flux Component

C12 QMS means the C12 quality management system to make the End Products and for use with the End Products, as specified by C-Twelve from time to time.

1

C12 S24 means C-Twelve’s proprietary liquid that will be mixed with a compatible Binding Flux Component and then blended to produce C12 Plus.

Confidential Information of a party means all information of whatever description (whether or not in material form and whether or not disclosed before or after the execution of this agreement) that:

(a)	is by its nature confidential; or

(b)	is designated by a party as confidential; or

(c)	the receiving party knows or reasonably ought to know is confidential,

and in the case of C-Twelve includes the Licensed Technologies, the C12 QMS, the pricing of C12 S24, and all unpublished information and know how relating to the Licensed Technologies whether recorded in material form or not.

Control means (a) the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of an entity, whether through the ability to exercise voting power, by contract or otherwise or (b) the ownership of 15% or more of any class of voting equity interests of the controlled Entity. "Controlling" and "Controlled" have meanings correlative thereto.

First Minimum Purchase Failure means the first time that Verde breaches its obligations under clause 4.1 and does not rectify that breach in accordance with clause 4.2.2.

Intellectual Property means intellectual property and intellectual property rights at any time recognised by law, including:

(a)	all of the following and all rights subsisting in them:

(i)	inventions, discoveries, new plant varieties, and novel designs, whether or not registered or registrable as patents, or designs (including design patents);

2

(ii)	patents and registered designs (including design patents);

(iii)	copyright (including future copyright); and

(iv)

trade marks (whether registered or unregistered), including applications for and rights to apply for registration or protection of any of the same, and any available extensions, including supplemental protection certificates;

(b)	all rights of a similar nature which exist or come to exist in any jurisdiction; and

(c)	all rights to prevent the use and disclosure of confidential information, including know-how and trade secrets.

Force Majeure means any event or circumstance outside the reasonable control of a party.

Intended Use means the use of the End Products as a road surfacing layer, a road maintenance product or a road structural layer. Cold Recycling is not an intended use.

End Products means A verified road wearing course material that is designed and produced in accordance with the C12 QMS System, procedures and Specifications

Loan means the loan described in clause 9.2.1.

Licensed Technologies means:

(a)	The use of S24 as an input to create the End product as per the C12 QMS.

(b)	the C12 QMS.to enable the verified and approved production of the End Product

Minimum Annual Production Requirement has the meaning given in clause 4.3.

Minimum Annual Purchase Requirement means the minimum quantity of C12 S24 to be ordered and paid for by Verde each Year as determined in accordance with Appendix A.

3

NCAT Endorsement means that Verde has received NCAT performance test results and comparative data confirming that the End Products meet or exceed industry standards for various road applications.

Other Territory has the meaning given in clause 2.4.1.

Royalties mean the royalties calculated in accordance with Appendix B, as agreed by the parties in accordance with that Appendix.

Sign-On Fee means US$300,000.

Subsidiary means a subsidiary as defined by section 9 of the Corporations Act 2001 (Cth).

Term has the meaning given in clause 14.1.

Territory means the United States of America.

Year means:

(a)	the period from the Effective Date to 31 December 2025; and

(b)	each 12-month period thereafter commencing on 1 January each year.

1.2.	Interpretation

In this agreement, except where the context otherwise requires:

(a)	the singular includes the plural and vice versa;

(b)	another grammatical form of a defined word or expression has a corresponding meaning;

(c)	a reference to a document or instrument includes the document or instrument as novated, altered, supplemented or replaced from time to time;

(d)	a reference to a person includes a natural person, partnership, body corporate, association, governmental or local authority or agency or other entity;

(e)	a reference to a statute, ordinance, code or other law includes regulations and other instruments under it and consolidations, amendments, re-enactments or replacements of any of them; and

4

(f)	a rule of construction does not apply to the disadvantage of a party because the party was responsible for the preparation of this agreement or any part of it.

2.	EXCLUSIVE LICENSE GRANT

2.1.	Exclusive License

Subject to clauses 2.2 and 2.3, C-Twelve hereby grants to Verde an exclusive license to utilize the Licensed Technologies to:

(a)	produce and sell End Products for the Intended Use within the Territory; and

(b)	permit Sub-licensees to use the Licensed Technologies to produce the End Products for the Intended Use in the Territory, in accordance with the terms of this Agreement.

2.2.	Sub-licenses

2.2.1.

Subject to the parties agreeing on the Royalties to be paid under this Agreement, Verde may sublicense the Licensed Technologies to third parties to use the Licensed Technologies to produce the End Products for the Intended Use in the Territory, solely in accordance with the terms in this clause 2.2, provided that

2.2.2.

Verde shall obtain C-Twelve’s prior written consent before appointing any sublicensee. Such consent shall not be unreasonably withheld, it being understood that Verde may propose sublicensees that it reasonably believes will bring mutual value to the collaboration. C-Twelve may withhold consent only with valid and substantiated cause, which shall be communicated in good faith and in the spirit of partnership. Verde must ensure that all sublicense agreements:

(a)	are in writing signed by both parties and consistent with and fully implement the relevant terms of this Agreement;

(b)	do not permit any further sublicensing;

(c)	permit C-Twelve to examine the records and premises of the sublicensee;

5

(d)	terminate automatically on termination or expiry of this Agreement; and

(e)	are otherwise on terms acceptable to C-Twelve.

2.2.3.	In respect of each sublicence granted, Verde must:

(a)	provide an unredacted copy of the same to C-Twelve promptly following execution; and

(a)	provide a copy of any variation or amendment to such sublicense agreement promptly following execution.

2.2.4.	Verde acknowledges that notwithstanding the appointment of any sublicensee, Verde is liable for all acts or omissions of any sublicensee in relation to the Licensed Technologies or otherwise.

2.3.	Subcontractors

2.3.1.	Verde may, in accordance with this clause 2.3, appoint subcontractors to produce End Products for Verde to sell for the Intended Use within the Territory.

2.3.2.	If Verde would like to appoint a subcontractor to produce End Products for Verde, it must:

(a)	ensure that the subcontractor agreement is consistent with the terms of this Agreement,; and

(b)	terminates automatically on termination or expiry of this Agreement.

2.3.3.	Verde acknowledges that notwithstanding the appointment of any subcontractor, Verde is liable for all acts or omissions of any subcontractor in relation to the Licensed Technologies or otherwise.

2.4.	Right of First Refusal (RoFR)

2.4.1.

C-Twelve hereby grants to Verde the RoFR to extend the exclusive licensing of the Licensed Technologies granted under clause 2.1 to other countries and territories, excluding Australia and New Zealand (each, an "Other Territory", and collectively, "Other Territories") in accordance with clause 2.4.2.

6

2.4.2.

C12 will initiate the FRoR process in each case by promptly notifying Verde if C12 receives any inquiries or becomes aware of any licensing opportunities in any Other Territory. If C12 is considering a licensing offer for a specific Other Territory, or otherwise expanding operations into any Other Territory, Verde will have the opportunity to submit a competing offer for exclusive licensing rights in such Other Territory within 30 days after C12’s notice under this clause. C12 will then evaluate and select the offer that is most commercially advantageous to its interests.

2.4.3.

In the event Verde enters into or is considering entering into a licensing agreement with a strategic partner that has operations directed to developing or manufacturing the Licensed Technologies or products similar to the End Products in Other Territories, C-Twelve agrees to honor the exercise by such strategic partner of Verde's FRoR for the relevant Other Territories, subject to mutually agreed-upon terms at the time.

3.	SUPPLY AND PRICING OF C-12 S24

3.1.	Supply

C-Twelve will supply C-12 S24 exclusively to Verde to produce the End Products in the Territory for sale in the Territory.

3.2.	Initial and Subsequent Production Locations

The C-12 S24 will initially be produced, supplied, and shipped from Australia. Upon VRDR fulfilling its obligations under clause 9.2 and C-Twelve establishing fully operational manufacturing facilities in the United States, production will shift to the United States, adhering to all applicable laws, rules, and regulations.

3.3.	Pricing

Verde will pay the prices for C12 S24 as determined in accordance with Appendix C.

7

3.4.	Order Procedure

Verde will make purchases of C12 S24 by submitting purchase orders to C12 via email, mail, or other mutually agreed upon methods of delivery (each, a "Purchase Order"). Each Purchase Order shall include a purchase order number, the desired quantity of C12 S24 and the desired date of pickup. All Purchase Orders shall be subject to the terms of this Agreement. C12 may accept a Purchase Order by confirming the order in writing (via email, mail, or other mutually agreed upon methods of delivery); provided, however that failing to provide a response to the receipt of a Purchase Order for five (5) Business days shall constitute rejection of such Purchase Order.

3.5.	Delivery Terms

3.5.1.

Prior to VRDR fulfilling its obligations under clause 9.2 and C-Twelve establishing fully operational manufacturing facilities in the United States as contemplated in clause 9.2.2, the C-12 S24 will be delivered CIF to a designated Verde facility in St Louis, Missouri, in such quantities and at the time specified in the applicable Purchase Order.

3.5.2.

After VRDR fulfills its obligations under clause 9.2 and C-Twelve establishes fully operational manufacturing facilities in the United States as contemplated in clause 9.2.2, the C-12 S24 will be F.O.B. from the designated C-Twelve facility, in such quantities and at the time specified in the applicable Purchase Order.

3.6.	Withholding delivery

If Verde has any amount outstanding from the purchase of any C12 S24 in accordance with Appendix C under this Agreement, C-Twelve may, in addition to its other rights under this Agreement, withhold delivery of any C-12 S24 until all amounts owed by Verde are paid in full.

3.7.	Intended Use

The C12 S24 purchased under this Agreement may only be used and dealt with by Verde as expressly permitted under this Agreement. Verde must not:

(a)	use the C12 S24 for any purpose other than the Intended Use (unless prior approved in writing by C-Twelve); or

(b)	use, promote, sell or otherwise supply the C12 S24 outside of the Territory (unless prior approved in writing by C- Twelve); or

(c)	promote, sell or otherwise supply products similar to, or that would compete with, the End Products for the Intended Use in the Territory, or permit or assist any person to do any of the above.

8

3.8.	C12 S24 Conformance

3.8.1.

C-Twelve shall, at all times, use its best efforts to ensure that the C12 S24 shall be in accordance with all terms of this Agreement and in conformance with all applicable federal, state, and local laws and regulations. In this regard, Verde acknowledges and agrees that the C12 S24 sample manufactured by C-Twelve and presented to Verde for testing prior to the Effective Date (“Sample”) was of adequate quality for purposes of this Agreement, and that the manufacture and sale of the C12 S24 of equivalent quality shall be acceptable to Verde under this Agreement. Any material change in the formulation or processing of the C12 S24 shall be subject to Verde’s review and approval.

3.8.2.

C-Twelve will conduct a rigorous quality testing of the C12 S24 during manufacturing to confirm that the C12 S24 is of acceptable quality and conforms to the Sample. Details and results of the testing will not be shared with Verde as it contains trade secrets.

3.8.3.

C-Twelve will provide a batch conformance certificate with each order. This certificate will be confirmation for Verde that the order of C12 S24 had the quality testing completed and that this batch passed. The batch conformance certificate will also ensure traceability for C12’s quality management.

3.9.	Testing Upon Delivery

3.9.1.

Promptly following receipt of any shipment of C12 S24, Verde or its designee may check the compliance with the C12 batch conformance certificate or that it conforms to the Sample, by incorporating a sample of the shipment into the End Product and testing that End Product. If Verde or its designee reasonably deems that any C12 S24 delivered under this Agreement fails to conform to the product standards referenced in clause 3.8.1, then Verde shall notify C12 within twenty (20) days from delivery of such shipment specifying the basis of non-conformance. Verde or its designee shall retain the non-conforming C12 S24 and C12 shall have the right to inspect and test such C12 S24. If Verde or its designee does not notify C12 within twenty (20) days delivery of such shipment, the shipment will be deemed to conform to the product standards referenced in clause 3.8.1.

9

3.9.2.

C12 shall, if it agrees with Verde’s complaint, replace any such non-conforming C12 S24 with an equal quantity of C12 S24 complying with the product standards referenced in clause 3.8.1 at no cost to Verde and without undue delay. Verde or its designee shall dispose of any C12 S24 that is not in compliance with the product standards referenced in clause 3.8.1 at C12’s expense, and in compliance with all applicable laws, except that Verde shall follow any reasonable instructions from C12 to return or dispose of such C12 S24 to C12 at C12’s expense.

3.9.3.

If C12 does not agree with Verde’s complaint, then C12 shall notify Verde of such disagreement within thirty (30) days of receipt of notice from Verde. If the Parties cannot themselves resolve such disagreement within ten (10) business days of Verde’s receipt of C12’s notice of disagreement, then the matter shall be submitted (without undue delay) to an independent laboratory agreed by the Parties in order to resolve the disagreement by conducting an analysis of the End Products using the C12 S24 in question. The assessment of such laboratory shall be binding upon the Parties and any related expense shall be borne by the party whose analysis was in error.

3.10.	Non-Interruption of Supply

C-Twelve:

(a)	shall implement proactive measures to ensure operational continuity; and

(b)	warrants that it will use all possible diligence to overcome or remove any event or circumstance outside of its control that would disrupt the supply chain for C12 S24.

4.	MINIMUM PRODUCTION AND MINIMUM PURCHASE REQUIREMENTS

4.1.	Minimum Annual Purchase Requirements

Verde must, each Year, purchase from C-Twelve, the Minimum Annual Purchase Requirement for that Year.

10

4.2.	Failure to meet Minimum Annual Purchase Requirements

4.2.1.

If Verde does not purchase the Minimum Quantity in any given Year, C12 will be authorized to issue an invoice for an amount equal to 50% of the value of the shortfall amount for the applicable Year, calculated as follows:

(Minimum Annual Purchase Requirement – actual purchased quantity of C12 S24) x Purchase price X 50%

4.2.2.

Verde may rectify a breach of clause 4.1 if, in the Year immediately following the Year in which it did not purchase the Minimum Annual Purchase Requirement for that Year (Breach Year), it purchases from C-Twelve :

(a)	the Minimum Quantity for the Year immediately following the Breach Year; and

(b)	a quantity of C12 S24 equal to the Minimum Annual Purchase Requirement for the Breach Year minus the actual purchased quantity of C12 S24 purchased for the Breach Year.

4.2.3.

Where Verde fails to purchase the Minimum Quantity in any subsequent Year after the First Minimum Purchase Failure C-Twelve may, by 30 days' prior notice to Verde, convert the exclusive rights granted under this Agreement to non-exclusive rights for the Territory.

4.2.4.	Clauses 4.1, 4.2.2 and 4.2.3 do not apply to 2025.

4.3.	Minimum Annual Production Requirements

No later than 3 months after the Loan has been paid to C-Twelve, C-Twelve shall, at all times and in each Year, maintain, at its own cost, inventory of C12 S24 equivalent to 5% of the Minimum Annual Purchase Requirement for that Year (“Minimum Annual Production Requirement”).

4.4.	Failure to meet Minimum Annual Production Requirements

4.4.1.

If the Loan has been paid to C-Twelve and C-Twelve fails to produce and make the Minimum Annual Production Requirement available to Verde for purchase in any given Year, C-Twelve will be liable for direct damages suffered by Verde as a result of that failure, subject to clause 4.4.2.

4.4.2.	C-Twelve total aggregate liability under clauses 4.4.1 for the Term is capped at US$500,000.

11

5.	C12 QUALITY MANAGEMENT SYSTEM

5.1.	Manufacture and Quality

5.1.1.	C12 will finalise the C12 QMS in consultation with Verde.

5.1.2.	Verde guarantees that it will manufacture the End Products in a facility and in a manner that complies with:

(a)	all applicable federal, state, and local laws and regulations in the Territory; and

(b)	any standards, instructions and specifications provided by C-Twelve to Verde from time to time, including the C12 QMS.

5.1.3.	Verde shall, at all times, use its best efforts to ensure that the End Products:

(a)	are of acceptable quality, fit for purpose and free from defects;

(b)	comply with all applicable federal, state, and local laws and regulations in the Territory.

5.2.	Inspection

5.2.1.

Verde must permit or arrange C-Twelve, or its nominee, access on reasonable notice, to any premises (including the premises of any sublicensee or subcontractor) where C12 Emulsion or End Products are manufactured, to conduct quality control tests and audits for compliance with the requirements set out in clause 5.1.

5.3.	Supply

5.3.1.	Verde must:

(a)

at its expense, apply for, obtain and maintain all regulatory approvals, licences, permits and approval from any government, government agency or regulatory agency that may be required to sell or otherwise supply the End Product in the Territory;

(b)

ensure that the sale and supply of the End Products in the Territory, and the procedures to enable Verde’s customers to claim carbon credits, comply with all applicable federal, state and local laws in the Territory;

(c)

not make any claims or representations in relation to the End Products, the Licensed Technologies or a person’s ability to claim carbon credits, other than those which are consistent with the claims and representations agreed in writing by the parties; and

(d)	not do anything which damages, or may damage, the goodwill associated with, or the reputation of, the End Products, the Licensed Technologies or C-Twelve .

12

6.	PAYMENTS

6.1.	Amounts due to C12

The Parties agree that Verde will pay, and C-Twelve will receive, the following amounts:

(a)	the Sign-on Fee;

(b)	payment for the purchase of C12 S24 by Verde from C-Twelve;

(c)	a royalty payment from Verde to C-Twelve; and

(d)	a share of Carbon Credits, in accordance with this Agreement.

6.2.	Sign-On Fee

Verde must:

(a)	within 5 business days after the Effective Date, pay 50% of the Sign-On Fee to C-Twelve; and

(b)	on or before September 30, 2025, pay to C-Twelve the remaining 50% of the Sign-On Fee .

6.3.	Royalties

6.3.1.	Verde will pay C-Twelve Royalties based upon the volume of End Product produced by Verde. Subject to clause 6.3.2, the royalties will be calculated on the following:

(a)	Royalty on each Tonne of Loose End Product produced by Verde;

(b)	Royalty on each Tonne Bulker bag of End Product produced by Verde; and

(c)	Royalty on each Tonne of 50 pound (lb) bagged End Product produced by Verde.

13

6.3.2.	Should Verde decide to sell or supply the End Product other than in the ways described in 6.3.1, before doing so, it must notify C-Twelve and agree in writing with C-Twelve the royalty to be paid.

6.3.3.	Subject to clause 9.2.3, Verde must pay C-Twelve the Royalties half Yearly, within 30 days after each 1 January and 1 July for End Product produced by Verd in the preceding half Year.

6.4.	Taxes

6.4.1.	Verde is liable to pay all taxes (including any withholding or other taxes), duties, levies, imposts, tariffs and charges of any jurisdiction (Taxes).

6.4.2.

The payments under this agreement by Verde must be made without deduction of any Taxes other than a Tax deduction that is required by law. If Verde is required by law to make a Tax deduction, it will pay to C-Twelve such additional amounts as are necessary to ensure receipt by C-Twelve of the full amount of each payment due under this Agreement.

6.5.	Deductions and set-offs

Verde must make all payments to C-Twelve under this Agreement without any deduction or set-off.

6.6.	Carbon Credits

C-Twelve will be entitled to 3% of all carbon credits which are generated by, arise from or are otherwise created in relation to the sale or use of the End Product, the Licensed Technologies or C12 24.

6.7.	Payments

All payments to be made by a party under this Agreement must be made:

(a)	in cleared funds in USD unless otherwise agreed between the parties;

(b)	free of bank charges; and

(c)	by electronic transfer of funds to the bank account notified by the party from time to time, or in such other reasonable manner as notified by the party.

14

6.8.	Interest

Verde must pay C-Twelve interest at the Agreed Rate on each amount outstanding from the purchases of C12 S24 in accordance with Appendix C under this Agreement.

7.	INTELLECTUAL PROPERTY

7.1.	Acknowledgement of ownership

Verde acknowledges and agrees that:

(a)	C-Twelve is the owner of all right, title and interest in the Licensed Technologies and all Intellectual Property rights in the Licensed Technologies; and

(b)

unless explicitly stated otherwise, nothing in this Agreement confers on Verde any ownership right, title or interest in the Licensed Technologies or any Intellectual Property rights in the Licensed Technologies.

7.2.	Patents prosecution in general

7.2.1.

Verde acknowledges that C-Twelve has the exclusive right to file, prosecute, and maintain patent applications in any jurisdiction, including the Territory and Other Territories, in relation to the Licensed Technologies or any part or aspect of the Licensed Technologies.

7.2.2.

Verde acknowledges that it has lodged a US provisional application on or about 04/15/2025 (US Provisional). Verde must not prosecute that US Provisional and must ensure that it is voluntarily withdrawn within 30 days after C-Twelve lodges the US Patent Application in accordance with clause 7.3.1. On request by C-Twelve, Verde must provide evidence, promptly and to C-Twelve’s reasonable satisfaction, that the application has been withdrawn.

7.3.	US patent prosecution and ownership

7.3.1.

C-Twelve intends to file an Australian provisional patent application in respect of the process forming part of the Licensed Technologies which relates specifically to the End Product within approximately three months after execution of this Agreement. C-Twelve agrees that any patent application filed in the US claiming priority from that Australian provisional application (US Patent Application) will be filed jointly in the name of C-Twelve and Verde.

15

7.3.2.

Joint filing of the US Patent Application does not affect C-Twelve’s exclusive rights under clause 7.2.1 however C-Twelve will consult with Verde in relation to the prosecution of the US Patent Application.

7.3.3.

Subject to clause 7.3.4, C-Twelve hereby assigns 50% of its right title and interest to the US patent application to Verde, such that the US Patent Application will be jointly owned by C-Twelve and Verde.

7.3.4.

Verde will hold its interest in the US Patent Application on trust for C-Twelve and must not assign, license, sublicense, permit any security interest to be created over, or grant any other interest in the US Patent Application to any third party without the prior written consent of C-Twelve.

7.3.5.

The assignment under clause 7.3.3 is intended to endure only for the Term of this Agreement. Effective on the date of expiry or termination of this Agreement for any reason (Reversion Date), Verde hereby assigns its entire right, title and interest in and to the US Patent Application to C-Twelve.

7.4.	Intellectual Property created after Effective Date

7.4.1.

To the extent that any Intellectual Property is conceived, reduced to practice, or otherwise created by either party after the Effective Date and relates to the Licensed Technologies (including any improvements to the Licensed Technologies):

(a)	each Party must notify the other Party of such Intellectual Property;

(b)	Verde assigns any and all rights, title, and interest in such Intellectual Property to C-Twelve as and when that Intellectual Property is created; and

(c)	on creation such Intellectual Property forms part of the Licensed Technologies and is licensed to Verde on the terms of this Agreement.

7.5.	Execution of other documents

7.5.1.	Each party agrees to execute any documents, including Declarations, Powers of Attorney, and Assignments as necessary to:

(a)	effect the assignments to the other Party contemplated in this clause 7; or

(b)	provide evidence of such assignment to any patent office or other regulatory authority.

16

7.6.	Branding

Verde reserves the right to market and sell End Products under its own brand names, while referencing C-Twelve. Verde hereby grants to C-Twelve, during the Term of this Agreement, a revocable, non-exclusive, non-transferable, royalty-free license, with no right to grant sublicenses, to use Verde’s name and logo design (the "Verde Marks") solely for purposes of promoting and expanding Verde’s marketing and sale of the End Products in the Territory pursuant to the terms of this Agreement. C-Twelve shall only use the Verde Marks in the form and manner as may be specified by Verde in writing from time to time. Except for the limited license granted in this Section 3.2, C-Twelve shall not acquire any rights whatsoever in the Verde Marks, nor shall it use any name, mark, domain name, identifier, or design that includes, is confusingly similar to, or is likely to dilute the distinctiveness or impair the goodwill associated with, any of the Verde Marks.

8.	TECHNOLOGY TESTING

8.1.	Validation

C-Twelve agrees to support Verde in ongoing and future efforts to validate the Licensed Technologies with NCAT. The level of support will be mutually agreed at the time for other regions where Verde enters into an agreement with C-Twelve. Unless otherwise agreed by both Parties, the reasonable costs associated with these validation efforts will be borne by Verde.

8.2.	Data

Verde will provide C-Twelve with testing data and endorsements from the ongoing NCAT evaluation, as they become available. This evaluation, projected to span a minimum of two years, will enable C-Twelve to utilize the shared information at no cost.

17

9.	FUNDING

9.1.	Shares

Verde must, within thirty (30) business days after the Effective Date, issue to C-Twelve 1,500,000 Rule 144 Rule 144 common shares in Verde Resources, Inc. (VRDR) (the "Shares").

9.2.	Supply of Funding

9.2.1.

Verde agrees to provide a loan to C-Twelve in an amount not less than USD $2,000,000 (the Loan), with interest accruing at the lowest applicable federal rate. Verde must pay the Loan to C-Twelve within 30 days following VRDR’s successful uplisting from OTC to a National Exchange. The Loan shall be evidenced by a written revolving promissory note that will contain such other terms as agreed upon by the Parties.

9.2.2.

The Loan is intended to support C-Twelve in establishing its C12 S24 production operations in the United States and to further advance Verde’s strategic initiatives. As a condition of the Loan, C-Twelve will commit to establishing its initial manufacturing operations in a U.S. location that aligns with and supports the strategic interests of both VRDR and C-Twelve. The final decision on the initial operational location will rest with VRDR, ensuring it serves the shared strategic agenda and maximizes value for VRDR’s shareholders.

9.2.3.	The Loan and the interest accrued from it will also be treated as an advance against future Royalties as per Appendix B.

9.3.	Pre-IPO Placement Commitment

9.3.1.

C12 agrees that, as further consideration for the Sign-On Fee and the Loan, in the event that, during the Term, C12 first contemplates or begins moving toward executing an initial public offering (IPO) of its equity, it shall offer Verde an opportunity to participate in a pre-IPO placement of the same class of C12’s equity being issued in the IPO upon more favorable terms than those contemplated for its IPO as described in clause 9.3.2.

9.3.2.	The favorable terms are as follows:

(a)	If Verde meets its Minimum Annual Purchase Requirement for every Year prior to the IPO, then C12 will offer a discount of 30% and a maximum allocation of 40% of the IPO;

18

(b)	If Verde:

(i)	meets its Minimum Annual Purchase Requirement for every Year prior to the IPO; and

(ii)

exceeds its Minimum Annual Purchase Requirement for every Year prior to the IPO by greater than 50% for the period prior to IPO, then C12 will offer a discount of 30% and a maximum allocation of 60% of the IPO; and

(c)	If Verde:

(i)	meets its Minimum Annual Purchase Requirement for every Year prior to the IPO; and

(ii)

exceeds its Minimum Annual Purchase Requirement for every Year prior to the IPO by greater than 80% for the period prior to IPO, then C12 will offer a discount of 30% and a maximum allocation of 80% of the IPO.

10.	REPORTING, RECORD KEEPING AND EXAMINATION

10.1.	Reporting

10.1.1.	Verde must provide C-Twelve within 7 days after the end of each month with a statement stating:

(a)	the number of Tonnes of Loose End Product produced by Verde, its sublicences or subcontractors;

(b)	the number of Tonne Bulker bags of End Product produced by Verde, its sublicences or subcontractors;

(c)	the number of Tonnes of 50 pound (lb) bagged End Product produced by Verde, its sublicences or subcontractors;

(d)	the Royalties payable to C-Twelve;

(e)	such other information that C-Twelve may reasonably request, for the month.

19

10.1.2.	Within 30 days after Carbon Credits are generated from any use of the End Product, Verde must provide C-Twelve with a statement stating:

(a)	the Carbon Credits generated from the End Product; and

(b)	C-Twelve’s share of those Carbon Credits.

10.2.	Record keeping

Verde must keep, and must ensure that its sublicences and subcontractors keep, complete and accurate records in sufficient detail to ensure that all amounts payable to C-Twelve under this Agreement can be properly ascertained (Records).

10.3.	Examination

10.3.1.	C-Twelve may, on 7 days’ notice, examine Verde’s Records and those of its sublicences and subcontractors to:

(a)	determine the correctness of any report or payment under this agreement; or

(b)	in the case of a failure by Verde to provide reports in accordance with clause10.1, obtain information required to be provided under that clause.

10.3.2.	Verde must pay the cost of the examination if the examination:

(a)	establishes that the amounts payable under this Agreement were understated by more than 5%; or

(b)	is undertaken under clause 10.3.1(b).

11.	MEETINGS AND LEADERSHIP

11.1.	Strategic Meetings

Both parties agree to the following meetings:

(a)	Weekly Strategic meetings – Verde and C-Twelve representatives; and

(b)	Bi-Weekly Technical meetings until NCAT Endorsement is received – Verde, C-Twelve and NCAT representatives.

20

11.2.	Recognition, Leadership Continuity, and Patent Rights Clause

11.2.1.	Verde acknowledges that C-Twelve considers that:

(a)

Verde’s U.S.-based senior executives, particularly its Chief Executive Officer and Chief Operating Officer, are crucial in shaping and guiding the strategic direction of this relationship, and the success of Verde’s commercialisation of the Licensed Technologies under this Agreement; and

(b)	their leadership is fundamental to developing and executing key strategic alliances that align with the objectives of this Agreement.

11.2.2.

Recognizing the significance of this leadership in ensuring this relationship’s success, the Parties agree that the departure of the CEO or COO for any reason (other than where Verde has terminated the employment for satisfactory cause) may materially impact this Agreement’s viability and disrupt the alignment of strategic goals.

11.2.3.

In the event of such a departure of the CEO or COO for any reason (other than where Verde has terminated the employment for satisfactory cause), C-Twelve may terminate this Agreement by giving notice to Verde. Such termination shall not subject C-Twelve to penalties, liabilities, or claims for damages, except for those accrued before the leadership change.

12.	CONFIDENTIALITY

12.1.	Use and disclosure of Confidential Information

Each Party must:

(a)	use the Confidential Information of the other Party solely for the purpose for which it was disclosed; and

(b)

keep the Confidential Information of the other Party secret and confidential, and must not, disclose, communicate, or otherwise make known to any person any part of that Confidential Information, except:

(i)	for disclosure permitted under clause 12.2;

21

(ii)	to the extent (if any) that it is required by law to disclose any Confidential Information of the other Party, subject to clause 12.3; and

(iii)	to the extent (if any) the other Party gives its prior written consent to the disclosure.

12.2.	Disclosure to personnel

A Party may disclose Confidential Information of the other Party to such of its directors, officers, employees and professional advisers as is necessary to enable it to take advantage of the Confidential Information for the purposes of this Agreement, provided that it must ensure, before disclosing any Confidential Information of the other Party under this clause, that the person to whom it discloses the Confidential Information is subject to contractual or other duties of confidentiality at least equivalent to the duties of confidentiality imposed under this Agreement.

12.3.	Disclosure required by law

If a Party is required by law to disclose any Confidential Information of the other Party to a third person (including to government), it must, to the extent permitted by law:

(a)	before doing so, notify the other Party and give the other Party a reasonable opportunity to take any steps that it considers necessary to protect the confidentiality of that information; and

(b)	notify the third person that the information is confidential information of the other Party.

12.4.	Damages inadequate

The Parties acknowledges that damages may be an inadequate remedy in the event of any breach of this clause occurring, and that only injunctive relief or some other equitable remedy might be adequate to properly protect the interests of the disclosing Party.

12.5.	Return of Confidential Information

12.5.1.	Subject to clause 12.5.2, immediately upon the expiry or termination of this Agreement, each Party must immediately deliver to the other Party:

22

(a)	all Confidential Information of the other Party in its possession (or in the case of Verde, in the possession of its sublicensees and subcontractors); and

(b)

all Confidential Information of the other Party which it has provided to any other person, including all notes, memoranda, correspondence, reports, summaries, and all other materials or things brought into existence by the receiving Party or any of its disclosees which in any manner contain or refer to any part of the Confidential Information of the disclosing Party.

12.5.2.

The receiving Party may retain one copy of the Confidential Information of the other Party for its internal records, provided that the receiving Party continues to comply with its obligations under this clause 12 in respect of that Confidential Information.

12.5.3.

Any part of the disclosing Party's Confidential Information which cannot conveniently be returned to the disclosing Party by the receiving Party must be completely destroyed in a manner that the disclosing Party directs.

12.5.4.	The receiving Party must, promptly on request from the disclosing Party, certify in writing to the disclosing Party that it has complied with its obligations under this clause 12.5.

13.	LIABILITY

13.1.	Mutual Indemnity

Subject to clause 13.2, each party shall indemnify, defend, and hold harmless the other party and its Affiliates, and each of their respective officers, directors (past, present and future), employees, representatives, and agents (collectively, "Representatives") from and against any and all claims, loss, damage, liability, payment, and obligation, and all expenses, including without limitation reasonable legal fees (collectively, "Losses") whether such Losses are based in contract, strict liability, negligence, warranty, statutes, or regulations, or any other legal theory, including without limitation injury to or death of persons and/or property or contamination of or adverse effect on humans, animals, aquatic life or the environment, arising from or relating to the other Party’s breach of any of its representations, warranties, obligations, or covenants under this Agreement.

23

13.2.	Exclusions and limitations

13.2.1.

Neither Party will not be liable to the other Party (whether in contract, strict liability, negligence, warranty, statutes, or regulations, or any other legal theory), for any consequential or indirect loss or damage, any loss of profit, loss of revenue, loss of contracts, or loss of opportunity arising out of or in connection with this Agreement.

13.2.2.	Clause 13.2.1 does not apply to a Party’s liability for:

(a)	gross negligence or wilful default;

(b)	personal injury or death;

(c)	any liability that cannot be excluded or limited by law;

(d)	breach of the other Party’s Intellectual Property rights; or

(e)	breach of its obligations under clause 12.

14.	TERM AND TERMINATION

14.1.	Term

This Agreement shall commence on the Effective Date, and unless terminated earlier in accordance with its provisions, shall continue for an initial period of 10 years (the "Term"). The parties agree to negotiate an extension to this exclusive Agreement on such terms as the parties may agree.

14.2.	Termination

14.2.1.	This Agreement may only be terminated upon the occurrence of one of the following events:

(a)	the mutual written agreement of the Parties;

(b)

a Party shall have the right to terminate this Agreement at any time for a material breach of this Agreement by the other Party, provided that the non-breaching Party shall have first given 90 days’ prior notice to the breaching Party describing such material breach and stating the non-breaching Party's intention to terminate this Agreement if such material breach remains uncured, and the breaching Party thereafter fails to cure such material breach within 90 days after receiving such notice;

24

(c)	by C-Twelve in accordance with clause 11.2.3;

(d)	C-Twelve may terminate this Agreement by notice to Verde if Verde does not pay:

(i)	the Sign-On Fee in accordance with clause 6.2;

(ii)	for the purchase of any C12 S24 in accordance with Appendix C; or

to C-Twelve, and Verde does not rectify that breach within 30 days after notice from C-Twelve requiring the outstanding amount be paid; or

(e)

if a Party becomes insolvent, makes an assignment for the benefit of its creditors, is placed in the hands of a receiver or liquidates its business, then the other Party may immediately terminate this Agreement by giving notice to that Party.

14.2.2.	In addition to its rights under clause 14.2.1, C-Twelve may terminate this Agreement by notice to Verde if C-Twelve has not received the Loan by 31 July 2026.

14.3.	Consequences of termination or expiration

14.3.1.	If this agreement expires or is terminated by a party in accordance with this agreement:

(a)	all amounts owing by Verde to C-Twelve under this Agreement will immediately become due and payable;

(b)	all outstanding orders for C12 S24 are cancelled;

(c)	Verde must immediately:

(i)	cease all use of the Licensed Technologies;

(ii)	return to C-Twelve all materials relating to or referring to the Licensed Technologies which are capable of being transferred by delivery;

25

(iii)	permanently delete all materials relating to or referring to the Licensed Technologies in electronic form stored on any computer or similar facility under the control of Verde;

(iv)	comply with its obligations under clause 12.5 in relation to the Confidential Information of the Licensor; and

(v)	make prompt payment of all amounts owing to C-Twelve.

(d)

Verde, and its sublicensees have the right to sell off End Products for a period of 3 months after the expiration or earlier termination of this Agreement, and if there is any End Product at the end of that period, at C-Twelve’s option, either destroy that End Product or provide it to C-Twelve.

14.3.2.

No termination hereunder shall constitute a waiver of any rights or causes of action that either Party may have for any acts or omissions or breach hereunder by the other Party prior to the termination date.

15.	MISCELLANEOUS

15.1.	Notices

A notice under this agreement must be in writing and may be given to the addressee by:

(a)	delivering it to the address of the addressee; or

(b)	sending it by pre-paid registered post to the address of the addressee.

15.2.	Entire Agreement:

This Agreement constitutes the entire understanding between the Parties and supersedes all prior agreements.

15.3.	Amendments

Any modifications or amendments to this Agreement must be made in writing and signed by both Parties.

15.4.	Relationship of the Parties

15.4.1.	Nothing in this agreement will be construed or interpreted to make one party the agent, partner, joint venturer or representative of the other party.

26

15.4.2.	Neither party may at any time, without the prior written consent of the other party, act as or represent that it is the agent, partner, joint venturer or representative of the other party.

15.5.	Further assurances

Each party must perform all such acts and execute all such agreements, assurances and other documents and instruments as the other party reasonably requires either to perfect the rights and powers afforded, created or intended to be afforded or created by this agreement or to give full force and effect to, or facilitate the performance of, the transactions provided for in this agreement.

15.6.	Execution

This Agreement may be executed in counterparts, each of which shall be deemed an original.

15.7.	Assignment

Neither this Agreement, nor any right or obligation under it shall be assignable by either Party without the prior written consent of the other Party, including by way merger or acquisition of such Party. No such assignment shall relieve or release the assignor or transferor from any of its liabilities or obligations under this Agreement and any permitted assignee shall assume and be jointly and severally liable for, all liabilities and obligations of the assigning Party under this Agreement.

15.8.	Force Majeure

15.8.1.

Subject to the provisions of this clause, no party will be responsible to the other party for any failure or delay in the performance of any obligation on its part to be performed under this agreement if such failure or delay is attributable to Force Majeure.

15.8.2.	As soon as possible after an event of Force Majeure arises, the party affected must notify the other party of the nature of the Force Majeure event and its expected effect.

15.8.3.	The parties will take all reasonable measures to minimise the consequences of any event of Force Majeure.

27

15.9.	Public announcements

All press releases or other public announcements in relation to this Agreement must be in terms agreed by the Parties. The Parties will agree a joint public announcement to be released after the signing of this Agreement.

16.	GOVERNING LAW AND DISPUTE RESOLUTION

16.1.	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of:

(a)

Singapore, during the period commencing on the Effective Date and ending on the date immediately prior to the date on which C-Twelve commences commercial manufacture of C12 S24 in the United States in accordance with clause 3.2 (US Manufacture Date); and

(b)	the State of Missouri, USA, during the period commencing on the US Manufacture Date.

16.2.	Dispute Resolution

16.2.1.	All disputes arising out of or in connection with this Agreement shall first be resolved through amicable negotiation. If unresolved, the dispute shall be settled by binding arbitration held in:

(a)	Singapore, if the dispute arises before the US Manufacture Date; and

(b)	St. Louis, Missouri, if the dispute arises after the US Manufacture Date.

16.2.2.

If the arbitration is to be held in Singapore, this clause 16.2.2 applies. All disputes arising out of or in connection with this Agreement shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with the said Rules.

28

16.2.3.

If the arbitration is to be held in St. Louis, Missouri, this clause 16.2.3 applies. Subject to the provisions of this Agreement, the Commercial Arbitration Rules of the American Arbitration Association ("AAA") are hereby incorporated by reference. If the controversy or claim is $1,000,000 or less, the arbitration shall be conducted by one arbitrator appointed by the AAA. If the controversy or claim is more than $1,000,000, the arbitration shall be conducted by three (3) arbitrators, one chosen by Verde and one chosen by C-Twelve and the third chosen by the other two arbitrators. Each arbitrator shall be experienced in corporate contractual matters relating to transactions of the nature contemplated by this Agreement. The arbitrator(s) shall allow such discovery as the arbitrator(s) determine appropriate under the circumstances and shall resolve the dispute as expeditiously as practicable. The arbitrator(s) shall give the parties written notice of the decision as well as a written opinion stating their reasoning. The arbitrator(s) shall have authority to award relief under legal or equitable principles, including interim or preliminary relief, and to allocate responsibility for the costs of the arbitration and to award recovery of attorneys' fees and expenses in such manner as is determined to be appropriate by the arbitrator(s). Judgment upon the award rendered by the arbitrator(s) may be entered in any court having in personam and subject matter jurisdiction.

[Remainder of page intentionally blank. Signature page follows.]

29

IN WITNESS THEREOF, the Parties have executed this Agreement as of the Effective Date.

Verde Resources, Inc.

By:	/s/ Jack Wong
Name:	Jack Wong
Title:	CEO
Date:	5/19/2025

C-Twelve Pty Ltd.

By:	/s/ Jason Lee
Name:	Jason Lee
Title:	CEO
Date:	5/19/2025

30

Appendix A - Minimum Annual Purchase Requirement

2025 Minimum Annual Purchase Requirement

The Minimum Annual Purchase Requirement for 2025 will be 80,000 Liters of C12 S24.

2026 Minimum Annual Purchase Requirement

The Minimum Annual Purchase Requirement for 2026 will be 400,000 Liters of C12 S24.

Setting Minimum Annual Purchase Requirement for future Years

(a)	The Parties must meet no later than June 30 each Year to negotiate, in good faith and acting reasonably, the Minimum Annual Purchase Requirement that will apply during the next Year.

(b)	The Parties agree that the Minimum Annual Purchase Requirement for any given Year must increase by at least 8% from the Minimum Annual Purchase Requirement for the immediately preceding Year.

(c)	In negotiating the Minimum Quantity for any Year, the Parties must take into consideration the following non-exhaustive list of factors:

i.	the market conditions in the Territory; and

ii	any change or prospective change in any federal, state or local government policy which has increased or decreased, or may increase or decrease, demand for the End Products in the Territory.

(d)

If the Parties cannot agree on the Minimum Quantity for the next Year within 30 Business Days after meeting, the Minimum Annual Purchase Requirement for that Year will be 108% of the Minimum Annual Purchase Requirement for the immediately preceding Year.

31

Appendix  B  - Royalties

Given the timing of this Agreement, the royalty rates will be agreed by the parties in good faith at a later date and addressed with an addendum, but prior to any on licensing of the Licensed Technology and any commercial production of the End Products.

Categories - The royalties will be divided into three categories:

1)	Loose Bulk product
2)	Bagged – One Ton Bulker bags
3)	Bagged – 50lb bags

Any additional categories will be discussed and mutually agreed prior to any licensing or production of the additional categories.

All Royalites will be subject to a rise and fall based on a mutually agreed index.

The Payment of the Royalties will be offset by any amounts owed to Verde by C12 pursuant to the terms of the Loan.  This will continue until C-Twelve has fully repaid the Loan.

32

Appendix C – Pricing

The C12 S24 will be priced as follows:

(a)	The price as at the Effective Date is [REDACTED] USD per liter

(b)

Subject to paragraph (c), after VRDR fulfills its obligations under clause 9.2 and C-Twelve establishes fully operational manufacturing facilities in the United States as contemplated in clause 9.2.2, the price will be [REDACTED] USD per liter

(c)	C-Twelve may adjust the price of the C12 S24 by 3 months’ notice.

(d)	Minimum single order is 1000 liters.

(e)	Price will be US dollars unless otherwise stated

(f)	The price excludes any payable taxes in relation to the purchase of the C12 S24.

(g)	C-Twelve will invoice Verde for the Price of the C12 S24 to be supplied by C-Twelve for each Purchase Order issued by Verde.

(h)	Verde will pay the amount of each invoice to C-Twelve within 30 days following Verde’s receipt of the corresponding C12 S24.

33